Exhibit 99.1
MARTIN MIDSTREAM GP LLC
CONSOLIDATED AND CONDENSED BALANCE SHEETS
(Dollars in thousands)

	June 30,	December 31,
	2009	2008
	(Unaudited)	(Audited)
Assets
Cash	$9,573	$7,983
Accounts and other receivables, less allowance for doubtful accounts of $754 and $481	53,425	68,117
Product exchange receivables	7,603	6,924
Inventories	34,563	42,461
Due from affiliates	8,803	555
Fair value of derivatives	2,470	3,623
Other current assets	834	1,079

Total current assets	117,271	130,742

Property, plant and equipment, at cost	532,206	537,381
Accumulated depreciation	(138,783)	(125,256)

Property, plant and equipment, net	393,423	412,125

Goodwill	37,268	37,405
Investment in unconsolidated entities	80,613	79,843
Fair value of derivatives	487	1,469
Other assets, net	6,219	7,332

	$635,281	$668,916

Liabilities and Members’ Equity

Current installments of long-term debt	$—	$—
Trade and other accounts payable	58,483	87,382
Product exchange payables	17,388	10,924
Due to affiliates	11,765	12,522
Income taxes payable	858	1,236
Fair value of derivatives	8,156	6,479
Other accrued liabilities	3,108	6,089

Total current liabilities	99,758	124,632

Long-term debt	297,200	295,000
Deferred income taxes	9,042	9,172
Fair value of derivatives	1,961	4,302
Other long-term obligations	1,472	1,667

Total liabilities	409,433	434,773

Non-controlling interests	221,457	230,712
Members’ equity	4,391	3,431

	225,848	234,143

Commitments and contingencies
	$635,281	$668,916

See accompanying notes to the consolidated and condensed balance sheets.

MARTIN MIDSTREAM GP LLC
NOTES TO CONSOLIDATED AND CONDENSED BALANCE SHEETS
(Dollars in thousands)
(1) ORGANIZATION AND DESCRIPTION OF BUSINESS
     Martin Midstream GP LLC (the “General Partner”) is a single member Delaware limited liability company formed on September 21, 2002 to become the general partner of Martin Midstream Partners L.P. (the “Company”). The General Partner owns a 2% general partner interest and incentive distribution rights in the Company. The General Partner is a wholly owned subsidiary of Martin Resource Management Corporation (“Martin Resource Management”).
     In September 2005 the FASB ratified EITF Issue 04-5, a framework for addressing when a limited company should be consolidated by its general partner. The framework presumes that a sole general partner in a limited company controls the limited company, and therefore should consolidate the limited company. The presumption of control can be overcome if the limited partners have (a) the substantive ability to remove the sole general partner or otherwise dissolve the limited company or (b) substantive participating rights. The EITF reached a conclusion on the circumstances in which either kick-out rights or participating rights would be considered substantive and preclude consolidation by the general partner. Based on the guidance in the EITF, the General Partner concluded that the Company should be consolidated. As such, the accompanying balance sheets have been consolidated to include the General Partner and the Company.
     The Company is a publicly traded limited partnership which provides terminalling and storage services for petroleum products and by-products, natural gas services, marine transportation services for petroleum products and by-products, and sulfur and sulfur based processing, manufacturing, marketing and distribution.
     On November 10, 2005, the Company acquired Prism Gas Systems I, L.P. (“Prism Gas”) which is engaged in the gathering, processing and marketing of natural gas and natural gas liquids, predominantly in Texas and northwest Louisiana. Through the acquisition of Prism Gas, the Company also acquired 50% ownership interest in Waskom Gas Processing Company (“Waskom”), the Matagorda Offshore Gathering System (“Matagorda”), and Panther Interstate Pipeline Energy LLC (“PIPE”) each accounted for under the equity method of accounting.
     The petroleum products and by-products the Company collects, transports, stores and distributes are produced primarily by major and independent oil and gas companies who often turn to third parties, such as the Company, for the transportation and disposition of these products. In addition to these major and independent oil and gas companies, the Company’s primary customers include independent refiners, large chemical companies, fertilizer manufacturers and other wholesale purchasers of these products. The Company operates primarily in the Gulf Coast region of the United States, which is a major hub for petroleum refining, natural gas gathering and processing and support services for the exploration and production industry.
(2) SIGNIFICANT ACCOUNTING POLICIES
     (a) Principles of Presentation and Consolidation
     The consolidated and condensed balance sheets include the financial position of the General Partner and the Company and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. As the General Partner only has a 2% interest in the Company, the remaining 98% not owned is shown as non-controlling interests in the consolidated balance sheets. In addition, the Company evaluates its relationships with other entities to identify whether they are variable interest entities as defined by FASB Interpretation No 46(R), Consolidation of Variable Interest Entities (“FIN 46R”), and to assess whether they are the primary beneficiary of such entities. If the determination is made that the Company is the primary beneficiary, then that entity is included in the consolidated and condensed balance sheets in accordance with FIN 46(R). No such variable interest entities exist as of June 30, 2009 and December 31, 2008.
     (b) Use of Estimates
     Management has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these consolidated and condensed balance sheets in conformity with U.S. generally accepted accounting principles. Actual results could differ from those estimates.

MARTIN MIDSTREAM GP LLC
NOTES TO CONSOLIDATED AND CONDENSED BALANCE SHEETS
(Dollars in thousands)
     (c) Unit Grants
     The Company issued 1,000 restricted common units to each of its three independent, non-employee directors under its long-term incentive plan in May 2008 from treasury units purchased by the Company in the open market for $93. These units vest in 25% increments beginning in January 2009 and will be fully vested in January 2012.
     The Company issued 1,000 restricted common units to each of its three independent, non-employee directors under its long-term incentive plan in May 2007. These units vest in 25% increments beginning in January 2008 and will be fully vested in January 2011.
     The Company issued 1,000 restricted common units to each of its three independent, non-employee directors under its long-term incentive plan in January 2006. These units vest in 25% increments on the anniversary of the grant date each year and will be fully vested in January 2010.
     The Company accounts for the transactions under Emerging Issues Task Force 96-18 “Accounting for Equity Instruments That are Issued to other than Employees For Acquiring, or in Conjunction with Selling, Goods or Services.” The cost resulting from the share-based payment transactions was $12 and $17 for the three months ended June 30, 2009 and 2008, respectively, and $31 and $34 for the six months ended June 30, 2009 and 2008, respectively. The Company’s general partner contributed cash of $2 in January 2006 and $3 in May 2007 to the Company in conjunction with the issuance of these restricted units in order to maintain its 2% general partner interest in the Company. The Company’s general partner did not make a contribution attributable to the restricted units issued to its three independent, non-employee directors in May 2008, as such units were purchased in the open market by the Company for $93.
     (d) Incentive Distribution Rights
     The General Partner holds a 2% general partner interest and certain incentive distribution rights (“IDRs”) in the Company. IDRs are a separate class of non-voting limited partner interest that may be transferred or sold by the General Partner under the terms of the partnership agreement, and represent the right to receive an increasing percentage of cash distributions after the minimum quarterly distribution and any cumulative arrearages on common units once certain target distribution levels have been achieved. The Company is required to distribute all of its available cash from operating surplus, as defined in the partnership agreement. The target distribution levels entitle the General Partner to receive 2% of quarterly cash distributions up to $0.55 per unit, 15% of quarterly cash distributions in excess of $0.55 per unit until all unitholders have received $0.625 per unit, 25% of quarterly cash distributions in excess of $0.625 per unit until all unitholders have received $0.75 per unit, and 50% of quarterly cash distributions in excess of $0.75 per unit. For the three months ended June 30, 2009 and 2008 the General Partner received $724 and $590, respectively, in incentive distributions. For the six months ended June 30, 2009 and 2008 the General Partner received $1,448 and $1,091, respectively, in incentive distributions.
     (e) Income Taxes
     The Company is a disregarded entity for federal income tax purposes. Its activity is included in the consolidated federal income tax return of Martin Resource Management; however, for financial reporting purposes, current federal income taxes are computed and recorded as if the Company filed a separate federal income tax return. The Company’s subsidiary, Woodlawn Pipeline Company Inc. (“Woodlawn”), is subject to income taxes. In connection with the Woodlawn acquisition, a deferred tax liability of $8,964 was established associated with book and tax basis differences of the acquired assets and liabilities. The basis differences are primarily related to property, plant and equipment.
     Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax

MARTIN MIDSTREAM GP LLC
NOTES TO CONSOLIDATED AND CONDENSED BALANCE SHEETS
(Dollars in thousands)
rates is recognized in income in the period that includes the enactment date. Deferred tax liabilities relating primarily to book and tax basis differences of the acquired assets of Woodlawn, and the timing of recognizing Company earnings and insurance expense totaled $9,042 and $9,184 ($12 of which is included in other accrued liabilities) at June 30, 2009 and December 31, 2008, respectively.
     The operations of the Company are generally not subject to income taxes and as a result, the Company’s income is taxed directly to its owners, except for the Texas Margin Tax as described below and the taxes associated with Woodlawn as previously discussed.
     On May 18, 2006, the Texas Governor signed into law a Texas margin tax (H.B. No. 3) which restructures the state business tax by replacing the taxable capital and earned surplus components of the current franchise tax with a new “taxable margin” component. Since the tax base on the Texas margin tax is derived from an income-based measure, the margin tax is construed as an income tax and, therefore, the provisions of SFAS 109 regarding the recognition of deferred taxes apply to the new margin tax. In accordance with SFAS 109, the effect on deferred tax assets of a change in tax law should be included in tax expense attributable to continuing operations in the period that includes the enactment date. Therefore, the Company has calculated its deferred tax assets and liabilities for Texas based on the new margin tax. The cumulative effect of the change and subsequent changes in deferred tax assets and liabilities are immaterial. At June 30, 2009 and December 31, 2008, the Company has recorded a liability attributable to the Texas Margin tax of $1,127 and $805, respectively.
     In June 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 48 (FIN 48), “Accounting for Uncertainty in Income Taxes”. FIN 48 is an interpretation of FASB Statement No. 109, “Accounting for Income Taxes”. FIN 48 prescribes a comprehensive model for recognizing, measuring, presenting and disclosing in the financial statements uncertain tax positions taken or expected to be taken. The Company adopted FIN 48 effective January 1, 2007. There was no impact to the Company’s financial statements as a result of adopting FIN 48.
(3) NEW ACCOUNTING PRONOUNCEMENTS
     In May 2009, the FASB issued SFAS No. 165, “Subsequent Events” (“SFAS 165”), to be effective for interim or annual financial periods ending after June 15, 2009. SFAS 165 does not materially change the existing guidance but introduces the concept of financial statements being “available to be issued.” It requires the disclosure of the date through which an entity has evaluated subsequent events and the basis for that date, that is, whether that date represents the date the financial statements were issued or were available to be issued. This disclosure is intended to alert all users of financial statements that an entity has not evaluated subsequent events after that date in the set of financial statements being presented. SFAS 165 became effective for the Company on April 1, 2009 and the adoption did not have an impact on The Company’s financial statements. The Company has evaluated subsequent events through August 5, 2009, which is the date of its Form 10-Q filing.
     In April 2009, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position FAS 157-4, Determining Fair Value when the Volume and Level of Activity for the Asset or Liability have Significantly Decreased and Identifying Transactions that are not Orderly (“FSP FAS 157-4”), which is effective for the Company for the quarterly period beginning April 1, 2009. FSP FAS 157-4 affirms that the objective of fair value when the market for an asset is not active is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date under current market conditions. The FSP provides guidance for estimating fair value when the volume and level of market activity for an asset or liability have significantly decreased and determining whether a transaction was orderly. FSP FAS 157-4 applies to all fair value measurements when appropriate. The Company adopted FSP FAS 157-4 effective April 1, 2009.
     In April 2009, the FASB issued FASB Staff Position FAS 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments” (“FSP FAS 107-1”), which is effective for the Company for the quarterly period beginning April 1, 2009. FSP FAS 107-1 requires an entity to provide the annual disclosures required by FASB Statement No. 107, Disclosures about Fair Value of Financial Instruments, in its interim consolidated financial statements. The Company adopted FSP 107-1 and APB 28-1 effective April 1, 2009.

MARTIN MIDSTREAM GP LLC
NOTES TO CONSOLIDATED AND CONDENSED BALANCE SHEETS
(Dollars in thousands)
     In April 2009, the FASB issued FASB Staff Position FAS 141(R)-1, “Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arise from Contingencies” (“FSP FAS 141(R)-1”). This pronouncement amends FAS No. 141-R to clarify the initial and subsequent recognition, subsequent accounting, and disclosure of assets and liabilities arising from contingencies in a business combination. FSP SFAS No. 141(R)-1 requires that assets acquired and liabilities assumed in a business combination that arise from contingencies be recognized at fair value, as determined in accordance with SFAS No. 157, if the acquisition-date fair value can be reasonably estimated. If the acquisition-date fair value of an asset or liability cannot be reasonably estimated, the asset or liability would be measured at the amount that would be recognized in accordance with FASB Statement No. 5, “Accounting for Contingencies” (“SFAS No. 5”), and FASB Interpretation No. 14, “Reasonable Estimation of the Amount of a Loss.” FSP FAS No. 141(R)-1 became effective for the Company as of January 1, 2009. As the provisions of FSP FAS 141(R)-1 are applied prospectively to business combinations with an acquisition date on or after the guidance became effective, the impact to the Company cannot be determined until the transactions occur. No such transactions occurred during the second quarter of 2009.
     In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities, an amendment of SFAS No. 133” (“SFAS No. 161”). SFAS No. 161 requires enhanced disclosures about an entity’s derivative and hedging activities and was effective for the Company on January 1, 2009. Since SFAS No. 161 requires enhanced disclosures concerning derivatives and hedging activities (see Note 7 for disclosures related to the adoption of SFAS 161), the adoption of SFAS 161 effective January 1, 2009 did not affect the consolidated financial position, results of operations or cash flows of the Company.
     In December 2007, the FASB issued SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements, an amendment of ARB No. 51” (“SFAS No. 160”). SFAS No. 160 establishes new accounting, disclosure and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS No. 160 was effective for the Company on January 1, 2009. The adoption of SFAS No. 160 had no impact on the Company’s consolidated financial statements. However, it could impact accounting for future transactions.
     In December 2007, the FASB issued SFAS No. 141 (Revised 2007), “Business Combinations” (“SFAS No. 141(R)”). SFAS No. 141(R) retains the underlying concepts of SFAS No. 141 in that all business combinations are still required to be accounted for at fair value under the acquisition method of accounting, but SFAS No. 141(R) establishes revised principles and requirements for how entities will recognize and measure assets and liabilities acquired in a business combination, including but not limited to, generally expensing of acquisition costs as incurred and valuing non-controlling interests (minority interests) at fair value at the acquisition date. SFAS No. 141(R) applies prospectively to business combinations for which the acquisition date is on or after the first annual reporting period beginning on or after December 15, 2008. SFAS No. 141(R) will impact all acquisitions closed on or after January 1, 2009.
     In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”), which is intended to increase consistency and comparability in fair value measurements by defining fair value, establishing a framework for measuring fair value, and expanding disclosures about fair value measurements. SFAS No. 157 does not require any new fair value measurements. The Company adopted SFAS 157 as of January 1, 2008, with the exception of the application of the statement to non-recurring nonfinancial assets and nonfinancial liabilities, which was delayed to fiscal years beginning after November 15, 2008, which we therefore adopted as of January 1, 2009. As of June 30, 2009, we do not have any significant non-recurring measurements of nonfinancial assets and nonfinancial liabilities. See Note 4 — Fair Value Measurements for further information.
     Accounting Standards Not Yet Adopted.
     In June 2009, the FASB issued SFAS No. 167, “Amendments to FASB Interpretation No. 46(R)” (“SFAS 167”), which amends the consolidation guidance applicable to variable interest entities under FASB Interpretation No. 46 (R), “Consolidation of Variable Interest Entities”. SFAS 167 is intended to improve financial reporting by enterprises involved with variable interest entities. This guidance is effective as of the beginning of the first fiscal year that begins after November 15, 2009. The Company is currently assessing the impact SFAS 167 will have on the financial statements.

MARTIN MIDSTREAM GP LLC
NOTES TO CONSOLIDATED AND CONDENSED BALANCE SHEETS
(Dollars in thousands)
     In June 2009, the FASB issued SFAS No. 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles” (“SFAS 168”), which amends SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles”. SFAS 168 will become the source of authoritative U.S. GAAP recognized by the FASB to be applied by nongovernmental entities. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative U.S. GAAP for SEC registrants. On the effective date, SFAS 168 will supersede all then-existing non-SEC accounting and reporting standards. All other non-grandfathered non-SEC accounting literature not included in SFAS 168 will become non-authoritative. SFAS 168 is effective for financial statements issued for interim and annual periods ending after September 15, 2009. The Company is currently assessing the impact SFAS 168 will have on its financial statements.
(4) FAIR VALUE MEASUREMENTS
     During the first quarter of 2008, the Company adopted SFAS 157. SFAS 157 established a framework for measuring fair value and expanded disclosures about fair value measurements. The adoption of SFAS 157 had no impact on the Company’s financial position or results of operations.
     SFAS 157 applies to all assets and liabilities that are being measured and reported on a fair value basis. This statement enables the reader of the financial statements to assess the inputs used to develop those measurements by establishing a hierarchy for ranking the quality and reliability of the information used to determine fair values. SFAS 157 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value of each asset and liability carried at fair value into one of the following categories:
Level 1: Quoted market prices in active markets for identical assets or liabilities.
Level 2: Observable market based inputs or unobservable inputs that are corroborated by market data.
Level 3: Unobservable inputs that are not corroborated by market data.
     The Company’s derivative instruments which consist of commodity and interest rate swaps are required to be measured at fair value on a recurring basis. The fair value of the Company’s derivative instruments is determined based on inputs that are readily available in public markets or can be derived from information available in publicly quoted markets, which is considered Level 2. Refer to Notes 11, 12 and 13 for further information on the Company’s derivative instruments and hedging activities.
     The following items are measured at fair value on a recurring basis subject to the disclosure requirements of SFAS 157 at June 30, 2009:

		Fair Value Measurements at Reporting Date
		Using
		Quoted Prices in	Significant
		Active Markets	Other	Significant
		for	Observable	Unobservable
		Identical Assets	Inputs	Inputs
Description	June 30, 2009	(Level 1)	(Level 2)	(Level 3)
Assets

Interest rate derivatives	$1,117	$—	$1,117	$—
Commodity derivatives	1,840	—	1,840	—

Total assets	$2,957	$—	$2,957	$—

Liabilities

Interest rate derivatives	$(9,856)	$—	$(9,856)	$—
Commodity derivatives	(261)	—	(261)	—

Total liabilities	$(10,117)	$—	$(10,117)	$—

     The following items are measured at fair value on a recurring basis subject to the disclosure requirements of SFAS 157 at December 31, 2008:

MARTIN MIDSTREAM GP LLC
NOTES TO CONSOLIDATED AND CONDENSED BALANCE SHEETS
(Dollars in thousands)

		Fair Value Measurements at Reporting Date
		Using
		Quoted Prices in	Significant
		Active Markets	Other	Significant
		for	Observable	Unobservable
		Identical Assets	Inputs	Inputs
	December 31,
Description	2008	(Level 1)	(Level 2)	(Level 3)
Assets
Commodity derivatives	$5,092	$—	$5,092	$—

Liabilities
Interest rate derivatives	$(10,780)	$—	$(10,780)	$—

(5) ACQUISITIONS
     (a) Stanolind Assets. In January 2008, The Company acquired 7.8 acres of land, a deep water dock and two sulfuric acid tanks at its Stanolind terminal in Beaumont, Texas from Martin Resource Management for $5,983 which was allocated to property, plant and equipment. The Company entered into a lease agreement with Martin Resource Management for use of the sulfuric acid tanks.
(6) INVENTORIES
     Components of inventories at June 30, 2009 and December 31, 2008 were as follows:

	June 30,	December 31,
	2009	2008
	(Unaudited)	(Audited)
Natural gas liquids	$16,256	$10,530
Sulfur	449	6,522
Sulfur based products	12,218	14,879
Lubricants	3,065	8,110
Other	2,575	2,420

	$34,563	$42,461

(7) PROPERTY, PLANT AND EQUIPMENT
     At June 30, 2009 and December 31, 2008, property, plant, and equipment consisted of the following:

		June 30,	December 31,
		2009	2008
	Depreciable Lives	(Unaudited)	(Audited)
Land	—	$15,492	$15,647
Improvements to land and buildings	10–39 years	45,158	43,092
Transportation equipment	3–7 years	1,808	1,768
Storage equipment	5–20 years	46,234	45,196
Marine vessels	4–30 years	204,263	200,473
Operating equipment	3–30 years	206,479	192,434
Furniture, fixtures and other equipment	3–20 years	1,432	1,548
Construction in progress		11,340	37,223

		$532,206	$537,381

MARTIN MIDSTREAM GP LLC
NOTES TO CONSOLIDATED AND CONDENSED BALANCE SHEETS
(Dollars in thousands)
(8) RELATED PARTY TRANSACTIONS
     Amounts due to and due from affiliates in the consolidated balance sheets as of June 30, 2009 (unaudited) and December 31, 2008, are primarily with Martin Resource Management and its affiliates and Waskom.
     The General Partner’s balances are primarily related to (1) Company cash distributions that were paid to a related party on behalf of the General Partner and (2) director fees that were paid by a related party on behalf of the General Partner. The Company contributions and distributions have been eliminated in the accompanying consolidated balance sheet.
     The Company’s balances are related to transactions involving the purchase and sale of NGL products, lube oil products, sulfur and sulfuric acid products, fertilizer products; land and marine transportation services; terminalling and storage services, and other purchases of products and services representing operating expenses.
(9) INVESTMENT IN UNCONSOLIDATED COMPANIES AND JOINT VENTURES
     The Company’s Prism Gas subsidiary owns an unconsolidated 50% interest in Waskom, Matagorda and PIPE. As a result, these assets are accounted for by the equity method.
     On June 30, 2006, the Company’s Prism Gas subsidiary, acquired a 20% ownership interest in a Company which owns the lease rights to the assets of the Bosque County Pipeline (“BCP”). The lease contract terminated in June 2009 and as such the investment was fully amortized as of June 30, 2009. This interest is accounted for by the equity method of accounting.
     In accounting for the acquisition of the interests in Waskom, Matagorda and PIPE, the carrying amount of these investments exceeded the underlying net assets by approximately $46,176. The difference was attributable to property and equipment of $11,872 and equity method goodwill of $34,304. The excess investment relating to property and equipment is being amortized over an average life of 20 years, which approximates the useful life of the underlying assets. Such amortization amounted to $148 and $297 for the three and six months ended June 30, 2009 and 2008, respectively, and has been recorded as a reduction of equity in earnings of unconsolidated entities. The remaining unamortized excess investment relating to property and equipment was $9,795 and $10,092 at June 30, 2009 and December 31, 2008, respectively. The equity-method goodwill is not amortized in accordance with SFAS 142; however, it is analyzed for impairment annually or if changes in circumstance indicate that a potential impairment exists. No impairment was recognized for the six months ended June 30, 2009 or 2008.
     As a partner in Waskom, the Company receives distributions in kind of natural gas liquids (“NGLs”) that are retained according to Waskom’s contracts with certain producers. The NGLs are valued at prevailing market prices. In addition, cash distributions are received and cash contributions are made to fund operating and capital requirements of Waskom.
     Activity related to these investment accounts for the six months ended June 30, 2009 and 2008 is as follows:

	Waskom	PIPE	Matagorda	BCP	Total
Investment in unconsolidated entities, December 31, 2008	$74,978	$1,214	$3,559	$92	$79,843

Distributions in kind	(2,316)	—	—	—	(2,316)
Distributions from unconsolidated entities	(650)	—	—	—	(650)
Contributions to unconsolidated entities:
Cash contributions	—	90	—	—	90
Contributions to unconsolidated entities for operations	938	—	—	—	938
Return of investments	—	(145)	(235)	—	(380)
Equity in earnings:
Equity in earnings (losses) from operations	2,993	388	96	(92)	3,385
Amortization of excess investment	(275)	(8)	(14)	—	(297)

Investment in unconsolidated entities, June 30, 2009	$75,668	$1,539	$3,406	$-—	$80,613

MARTIN MIDSTREAM GP LLC
NOTES TO CONSOLIDATED AND CONDENSED BALANCE SHEETS
(Dollars in thousands)

	Waskom	PIPE	Matagorda	BCP	Total
Investment in unconsolidated entities, December 31, 2007	$70,237	$1,582	$3,693	$178	$75,690

Distributions in kind	(5,621)	—	—	—	(5,621)
Contributions to (distributions from) unconsolidated entities:
Cash contributions	500	—	—	80	580
Contributions to (distributions from) unconsolidated entities for operations	(655)	—	—	—	(655)
Return of investments	(300)	(105)	(195)	—	(600)
Equity in earnings:
Equity in earnings from operations	7,875	84	302	(82)	8,179
Amortization of excess investment	(275)	(8)	(14)	—	(297)

Investment in unconsolidated entities, June 30, 2008	$71,761	$1,553	$3,786	$176	$77,276

     Select financial information for significant unconsolidated equity method investees is as follows:

			Three Months Ended		Six Months Ended
	As of June 30		June 30		June 30
	Total	Partner’s		Net		Net
	Assets	Capital	Revenues	Income	Revenues	Income
2009
Waskom	$78,162	$69,659	$12,188	$2,046	$27,618	$5,985

As of December 31
2008
Waskom	$78,661	$67,730	$35,807	$8,468	$62,540	$15,748

     As of June 30, 2009 and December 31, 2008, the Company’s interest in cash of the unconsolidated equity method investees was $1,131 and $1,956, respectively.
(10) LONG-TERM DEBT
At June 30, 2009 and December 31, 2008, long-term debt consisted of the following:

	June 30,	December 31,
	2009	2008
**$195,000 Revolving loan facility at variable interest rate (4.86%* weighted average at June 30, 2009), due November 2010 secured by substantially all of the Company’s assets, including, without limitation, inventory, accounts receivable, vessels, equipment, fixed assets and the interests in the Company’s operating subsidiaries and equity method investees	$167,200	$165,000
***$130,000 Term loan facility at variable interest rate (6.00%* at June 30, 2009), due November 2010, secured by substantially all of the Company’s assets, including, without limitation, inventory, accounts receivable, vessels, equipment, fixed assets and the interests in the Company’s operating subsidiaries	130,000	130,000

Total long-term debt	297,200	295,000
Less current installments	—	—

Long-term debt, net of current installments	$297,200	$295,000

MARTIN MIDSTREAM GP LLC
NOTES TO CONSOLIDATED AND CONDENSED BALANCE SHEETS
(Dollars in thousands)

*	Interest rate fluctuates based on the LIBOR rate plus an applicable margin set on the date of each advance. The margin above LIBOR is set every three months. Indebtedness under the credit facility bears interest at LIBOR plus an applicable margin or the base prime rate plus an applicable margin. The applicable margin for revolving loans that are LIBOR loans ranges from 1.50% to 3.00% and the applicable margin for revolving loans that are base prime rate loans ranges from 0.50% to 2.00%. The applicable margin for term loans that are LIBOR loans ranges from 2.00% to 3.00% and the applicable margin for term loans that are base prime rate loans ranges from 1.00% to 2.00%. The applicable margin for existing LIBOR borrowings is 2.00%. Effective July 1, 2009, the applicable margin for existing LIBOR borrowings will remain at 2.00%. As a result of the Company’s leverage ratio test as of June 30, 2009, effective October 1, 2009, the applicable margin for existing LIBOR borrowings will also remain at 2.00%. The Company incurs a commitment fee on the unused portions of the credit facility.

**	Effective October, 2008, the Company entered into a cash flow hedge that swaps $40,000 of floating rate to fixed rate. The fixed rate cost is 2.820% plus the Company’s applicable LIBOR borrowing spread. Effective April 2009, the Company entered into two subsequent swaps to lower its effective fixed rate to 2.580% plus the Company’s applicable LIBOR borrowing spread. These cash flow hedges mature in October, 2010.

**	Effective January, 2008, the Company entered into a cash flow hedge that swaps $25,000 of floating rate to fixed rate. The fixed rate cost is 3.400% plus the Company’s applicable LIBOR borrowing spread. Effective April 2009, the Company entered into two subsequent swaps to lower its effective fixed rate to 3.050% plus the Company’s applicable LIBOR borrowing spread. These cash flow hedges mature in January, 2010.

**	Effective September, 2007, the Company entered into a cash flow hedge that swaps $25,000 of floating rate to fixed rate. The fixed rate cost is 4.605% plus the Company’s applicable LIBOR borrowing spread. Effective March 2009, the Company entered into two subsequent swaps to lower its effective fixed rate to 4.305% plus the Company’s applicable LIBOR borrowing spread. These cash flow hedges mature in September, 2010.

**	Effective November, 2006, the Company entered into a cash flow hedge that swaps $40,000 of floating rate to fixed rate. The fixed rate cost is 4.82% plus the Company’s applicable LIBOR borrowing spread. Effective March 2009, the Company entered into two subsequent swaps to lower its effective fixed rate to 4.37% plus the Company’s applicable LIBOR borrowing spread. These cash flow hedges mature in December, 2009.

***	The $130,000 term loan has $105,000 hedged. Effective March, 2006, the Company entered into a cash flow hedge that swaps $75,000 of floating rate to fixed rate. The fixed rate cost is 5.25% plus the Company’s applicable LIBOR borrowing spread. Effective February 2009, the Company entered into two subsequent swaps to lower its effective fixed rate to 5.10% plus the Company’s applicable LIBOR borrowing spread. These cash flow hedges mature in November, 2010. Effective November 2006, the Company entered into an additional interest rate swap that swaps $30,000 of floating rate to fixed rate. The fixed rate cost is 4.765% plus the Company’s applicable LIBOR borrowing spread. Effective March 2009, the Company entered a subsequent swap to lower its effective fixed rate to 4.325% plus the Company’s applicable LIBOR borrowing spread. These cash flow hedges mature in March, 2010.
     On November 10, 2005, the Company entered into a new $225,000 multi-bank credit facility comprised of a $130,000 term loan facility and a $95,000 revolving credit facility, which includes a $20,000 letter of credit sub-limit. This credit facility also includes procedures for additional financial institutions to become revolving lenders, or for any existing revolving lender to increase its revolving commitment, subject to a maximum of $100,000 for all such increases in revolving commitments of new or existing revolving lenders. Effective June 30, 2006, the Company increased its revolving credit facility $25,000 resulting in a committed $120,000 revolving credit facility. Effective December 28, 2007, the Company increased its revolving credit facility $75,000 resulting in a committed $195,000 revolving credit facility. The revolving credit facility is used for ongoing working capital needs and general Company purposes, and to finance permitted investments, acquisitions and capital expenditures. Under the amended and restated credit facility, as of June 30, 2009, the Company had $167,200 outstanding under the revolving credit facility and $130,000 outstanding under the term loan facility. As of June 30, 2009, irrevocable letters of credit issued under the Company’s credit facility totaled $2.1 million. As of June 30, 2009, the Company had $25,680 available under its revolving credit facility.

MARTIN MIDSTREAM GP LLC
NOTES TO CONSOLIDATED AND CONDENSED BALANCE SHEETS
(Dollars in thousands)
     The Company’s obligations under the credit facility are secured by substantially all of the Company’s assets, including, without limitation, inventory, accounts receivable, vessels, equipment, fixed assets and the interests in its operating subsidiaries and equity method investees. The Company may prepay all amounts outstanding under this facility at any time without penalty.
     In addition, the credit facility contains various covenants, which, among other things, limit the Company’s ability to: (i) incur indebtedness; (ii) grant certain liens; (iii) merge or consolidate unless it is the survivor; (iv) sell all or substantially all of its assets; (v) make certain acquisitions; (vi) make certain investments; (vii) make certain capital expenditures; (viii) make distributions other than from available cash; (ix) create obligations for some lease payments; (x) engage in transactions with affiliates; (xi) engage in other types of business; and (xii) its joint ventures to incur indebtedness or grant certain liens.
     The credit facility also contains covenants, which, among other things, require the Company to maintain specified ratios of: (i) minimum net worth (as defined in the credit facility) of $75,000 plus 50% of net proceeds from equity issuances after November 10, 2005; (ii) EBITDA (as defined in the credit facility) to interest expense of not less than 3.0 to 1.0 at the end of each fiscal quarter; (iii) total funded debt to EBITDA of not more than 4.75 to 1.00 for each fiscal quarter; and (iv) total secured funded debt to EBITDA of not more than 4.00 to 1.00 for each fiscal quarter. The Company was in compliance with the covenants contained in the credit facility as of June 30, 2009 and for the year ended December 31, 2008.
     The credit facility also contains certain default provisions relating to Martin Resource Management. If Martin Resource Management no longer controls the Company’s general partner, the lenders under the Company’s credit facility may declare all amounts outstanding thereunder immediately due and payable. In addition, an event of default by Martin Resource Management under its credit facility could independently result in an event of default under the Company’s credit facility if it is deemed to have a material adverse effect on the Company. Any event of default and corresponding acceleration of outstanding balances under the Company’s credit facility could require the Company to refinance such indebtedness on unfavorable terms and would have a material adverse effect on the Company’s financial condition and results of operations as well as its ability to make distributions to unitholders.
     On November 10 of each year, commencing with November 10, 2006, the Company must prepay the term loans under the credit facility with 75% of Excess Cash Flow (as defined in the credit facility), unless its ratio of total funded debt to EBITDA is less than 3.00 to 1.00. There were no prepayments made or required under the term loan through June 30, 2009. If the Company receives greater than $15,000 from the incurrence of indebtedness other than under the credit facility, it must prepay indebtedness under the credit facility with all such proceeds in excess of $15,000. Any such prepayments are first applied to the term loans under the credit facility. The Company must prepay revolving loans under the credit facility with the net cash proceeds from any issuance of its equity. The Company must also prepay indebtedness under the credit facility with the proceeds of certain asset dispositions. Other than these mandatory prepayments, the credit facility requires interest only payments on a quarterly basis until maturity. All outstanding principal and unpaid interest must be paid by November 10, 2010. The credit facility contains customary events of default, including, without limitation, payment defaults, cross-defaults to other material indebtedness, bankruptcy-related defaults, change of control defaults and litigation-related defaults.
     Draws made under the Company’s credit facility are normally made to fund acquisitions and for working capital requirements. During the current fiscal year, draws on the Company’s credit facility have ranged from a low of $285,000 to a high of $315,000. As of June 30, 2009, the Company had $25,680 available for working capital, internal expansion and acquisition activities under the Company’s credit facility.
     In connection with the Company’s Stanolind asset acquisition on January 22, 2008, the Company borrowed approximately $6,000 under its revolving credit facility.

MARTIN MIDSTREAM GP LLC
NOTES TO CONSOLIDATED AND CONDENSED BALANCE SHEETS
(Dollars in thousands)
(11) RISK MANAGEMENT AND FINANCIAL INSTRUMENTS
     In March 2008, the FASB issued SFAS 161 which changes the disclosure requirements for derivative instruments and hedging activities. Entities are required to provide enhanced disclosures about (1) how and why an entity uses derivative instruments, (2) how derivative instruments and related hedged items are accounted for under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”), and (3) how derivative instruments and related hedged items affect an entity’s financial position, financial performance and cash flows. The Company adopted SFAS 161 on January 1, 2009.
     Derivative Financial Instruments
     The Company’s results of operations are materially impacted by changes in crude oil, natural gas and natural gas liquids prices and interest rates. In an effort to manage the Company’s exposure to these risks, the Company periodically enters into various derivative instruments, including commodity and interest rate hedges. In accordance with SFAS 133, the Company is required to recognize all derivative instruments as either assets or liabilities at fair value on the Company’s Consolidated Balance Sheets and to recognize certain changes in the fair value of derivative instruments on the Company’s Consolidated Statements of Operations.
     The Company performs, at least quarterly, both a prospective and retrospective assessment of the effectiveness of the Company’s hedge contracts, including assessing the possibility of counterparty default. If the Company determines that a derivative is no longer expected to be highly effective, the Company discontinues hedge accounting prospectively and recognizes subsequent changes in the fair value of the hedge in earnings.
     Cash flow hedges
     For derivative instruments that are designated and qualify as cash flow hedges under SFAS 133, the effective portion of the gain or loss on the derivative is reported as a component of accumulated other comprehensive income and reclassified into earnings in the same period during which the hedged transaction affects earnings. The effective portion of the derivative represents the change in fair value of the hedge that offsets the change in fair value of the hedged item. To the extent the change in the fair value of the hedge does not perfectly offset the change in the fair value of the hedged item, the ineffective portion of the hedge is immediately recognized in earnings.
     The following table summarizes the fair values and classification of the Company’s derivative instruments in the Company’s Condensed and Consolidated Balance Sheet:

	Fair Values of Derivative Instruments in the Consolidated Balance Sheet
	Derivative Assets			Derivative Liabilities
		Fair Values			Fair Values
		June 30,	December 31,		June 30,	December 31,
	Balance Sheet Location	2009	2008	Balance Sheet Location	2009	2008
Derivatives designated as hedging instruments under Statement 133:

	Current:			Current:

Interest rate contracts	Fair value of derivatives	$—	$—	Fair value of derivatives	$937	$5,427
Commodity contracts	Fair value of derivatives	1,328	2,430	Fair value of derivatives	—	—

		1,328	2,430		937	5,427

	Non-current:			Non-current:
Interest rate contracts	Fair value of derivatives	150	—	Fair value of derivatives	—	4,050
Commodity contracts	Fair value of derivatives	169	716	Fair value of derivatives	—	—

		319	716		—	4,050

MARTIN MIDSTREAM GP LLC
NOTES TO CONSOLIDATED AND CONDENSED BALANCE SHEETS
(Dollars in thousands)

	Fair Values of Derivative Instruments in the Consolidated Balance Sheet
	Derivative Assets			Derivative Liabilities
		Fair Values			Fair Values
		June 30,	December 31,		June 30,	December 31,
	Balance Sheet Location	2009	2008	Balance Sheet Location	2009	2008
Total derivatives designated as hedging instruments under Statement 133		$1,647	$3,146		$937	$9,477

Derivatives not designated as hedging instruments under Statement 133:

	Current:			Current:

Interest rate contracts	Fair value of derivatives	$963	$—	Fair value of derivatives	$7,092	$1,051
Commodity contracts	Fair value of derivatives	179	1,193	Fair value of derivatives	127	—

		1,142	1,193		7,219	1,051

	Non-current:			Non-current:
Interest rate contracts	Fair value of derivatives	4	—	Fair value of derivatives	1,827	252
Commodity contracts	Fair value of derivatives	164	753	Fair value of derivatives	134	—

		168	753		1,961	252

Total derivatives not designated as hedging instruments under Statement 133		$1,310	$1,946		$9,180	$1,303

(12) INTEREST RATE DERIVATIVES
     The Company is exposed to market risks associated with interest rates. The Company enters into interest rate swaps to manage interest rate risk associated with the Company’s variable rate debt and term loan credit facilities. In accordance with SFAS 133, all derivatives and hedging instruments are included on the balance sheet as an asset or a liability measured at fair value and changes in fair value are recognized currently in earnings unless specific hedge accounting criteria are met. If a derivative qualifies for hedge accounting, changes in the fair value can be offset against the change in the fair value of the hedged item through earnings or recognized in accumulated other comprehensive income (“AOCI”) until such time as the hedged item is recognized in earnings.
     The Company has entered into several cash flow hedge agreements with an aggregate notional amount of $205,000 to hedge its exposure to increases in the benchmark interest rate underlying its variable rate revolving and term loan credit facilities.
     The Company designated the following swap agreements as cash flow hedges. Under these swap agreements, the Company pays a fixed rate of interest and receives a floating rate based on a one-month or three-month U.S. Dollar LIBOR rate to match the floating rates of the bank facility at which the Company periodically elects to borrow. Because these swaps are designated as a cash flow hedge, the changes in fair value, to the extent the swap is effective, are recognized in other comprehensive income until the hedged interest costs are recognized in earnings. At the inception of these hedges, these swaps were identical to the hypothetical swap as of the trade date, and will continue to be identical as long as the accrual periods and rate resetting dates for the debt and these swaps remain equal. This condition results in a 100% effective swap for the following hedges:

MARTIN MIDSTREAM GP LLC
NOTES TO CONSOLIDATED AND CONDENSED BALANCE SHEETS
(Dollars in thousands)

		Paying	Receiving
Date of Hedge	Notional Amount	Fixed Rate	Floating Rate	Maturity Date
April 2009	$40,000	1.000%	1 Month LIBOR	October 2010
April 2009	$25,000	0.720%	1 Month LIBOR	January 2010
March 2009	$25,000	1.290%	1 Month LIBOR	September 2010
March 2009	$40,000	0.970%	1 Month LIBOR	December 2009
February 2009	$75,000	1.295%	1 Month LIBOR	November 2010
     The following interest rate swaps have been de-designated as cash flow hedges by the Company:

		Paying	Receiving
Date of Hedge	Notional Amount	Fixed Rate	Floating Rate	Maturity Date
September 2007	$25,000	4.605%	3 Month LIBOR	September 2010
November 2006	$40,000	4.820%	3 Month LIBOR	December 2009
March 2006	$75,000	5.250%	3 Month LIBOR	November 2010
October 2008	$40,000	2.820%	3 Month LIBOR	October 2010
January 2008	$25,000	3.400%	3 Month LIBOR	January 2010
     The following interest rate swaps have not been designated as cash flow hedges by the Company:

		Paying	Receiving
Date of Hedge	Notional Amount	Fixed Rate	Floating Rate	Maturity Date
November 2006	$30,000	4.765%	3 Month LIBOR	March 2010

		Receiving	Paying
Date of Hedge	Notional Amount	Fixed Rate	Floating Rate	Maturity Date
April 2009	$25,000	1.070%	3 Month LIBOR	January 2010
April 2009	$40,000	1.240%	3 Month LIBOR	October 2010
March 2009	$30,000	0.440%	3 Month LIBOR	September 2009
March 2009	$40,000	1.420%	3 Month LIBOR	December 2009
March 2009	$25,000	1.590%	1 Month LIBOR	September 2010
February 2009	$75,000	1.445%	1 Month LIBOR	November 2010
(13) COMMODITY CASH FLOW HEDGES
     The Company is exposed to market risks associated with commodity prices, counterparty credit and interest rates. The Company has established a hedging policy and monitors and manages the commodity market risk associated with its commodity risk exposure. In addition, the Company is focused on utilizing counterparties for these transactions whose financial condition is appropriate for the credit risk involved in each specific transaction.
     The Company uses derivatives to manage the risk of commodity price fluctuations. Additionally, the Company manages interest rate exposure by targeting a ratio of fixed and floating interest rates it deems prudent and using hedges to attain that ratio.
     In accordance with SFAS 133, all derivatives and hedging instruments are included on the balance sheet as an asset or a liability measured at fair value and changes in fair value are recognized currently in earnings unless specific hedge accounting criteria are met. If a derivative qualifies for hedge accounting, changes in the fair value can be offset against the change in the fair value of the hedged item through earnings or recognized in AOCI until such time as the hedged item is recognized in earnings. The Company is exposed to the risk that periodic changes in the fair value of derivatives qualifying for hedge accounting will not be effective, as defined, or that derivatives will no longer qualify for hedge accounting. To the extent that the periodic changes in the fair value of the derivatives are not effective, that ineffectiveness is recorded to earnings. Likewise, if a hedge ceases to qualify for hedge accounting, any change in the fair value of derivative instruments since the last period is recorded to earnings; however, in accordance with SFAS 133, any amounts previously recorded to AOCI would remain there until such time as the original forecasted transaction occurs, then would be reclassified to earnings or if it is determined that continued reporting of losses in AOCI would lead to recognizing a net loss on the

MARTIN MIDSTREAM GP LLC
NOTES TO CONSOLIDATED AND CONDENSED BALANCE SHEETS
(Dollars in thousands)
combination of the hedging instrument and the hedge transaction in future periods, then the losses would be immediately reclassified to earnings.
     Due to the volatility in commodity markets, the Company is unable to predict the amount of ineffectiveness each period, including the loss of hedge accounting, which is determined on a derivative by derivative basis. This may result, and has resulted in increased volatility in the Company’s financial results. Factors that have and may continue to lead to ineffectiveness and unrealized gains and losses on derivative contracts include: the substantial fluctuation in energy prices, the number of derivatives the Company holds, and significant weather events that have affected energy production. The number of instances in which the Company has discontinued hedge accounting for specific hedges is primarily due to those reasons. However, even though these derivatives may not qualify for hedge accounting under SFAS 133, the Company continues to hold the instruments as it believes they continue to afford the Company opportunities to manage commodity risk exposure.
     As of June 30, 2009 and 2008, the Company has both derivative instruments qualifying for hedge accounting under SFAS 133 with fair value changes being recorded in AOCI as a component of partners’ capital and derivative instruments not designated as hedges being marked to market with all market value adjustments being recorded in earnings.
     Set forth below is the summarized notional amount and terms of all instruments held for price risk management purposes at June 30, 2009 (all gas quantities are expressed in British Thermal Units, crude oil and natural gas liquids are expressed in barrels). As of June 30, 2009, the remaining term of the contracts extend no later than December 2010, with no single contract longer than one year. For the three months ended June 30, 2009, changes in the fair value of the Company’s derivative contracts were recorded in both earnings and in AOCI as a component of partners’ capital.

June 30, 2009
	Total
	Volume		Remaining Terms
Transaction Type	Per Month	Pricing Terms	of Contracts	Fair Value
Mark to Market Derivatives::

Crude Oil Swap	3,000 BBL	Fixed price of $69.08 settled against WTI NYMEX average monthly closings	July 2009 to December 2009	$(36)

Crude Oil Swap	3,000 BBL	Fixed price of $70.90 settled against WTI NYMEX average monthly closings	July 2009 to December 2009	(3)

Crude Oil Swap	1,000 BBL	Fixed price of $70.45 settled against WTI NYMEX average monthly closings	July 2009 to December 2009	(4)

Crude Oil Swap	3,000 BBL	Fixed price of $72.25 settled against WTI NYMEX average monthly closings	January 2010 to December 2010	(89)

Crude Oil Swap	2,000 BBL	Fixed price of $69.15 settled against WTI NYMEX average monthly closings	January 2010 to December 2010	(129)

Crude Oil Swap	1,000 BBL	Fixed price of $104.80 settled against WTI NYMEX average monthly closings	January 2010 to December 2010	343

Total swaps not designated as cash flow hedges				$82

Cash Flow Hedges:

Natural Gas swap	30,000 MMBTU	Fixed price of $9.025 settled against Inside Ferc Columbia Gulf daily average	July 2009 to December 2009	$836

MARTIN MIDSTREAM GP LLC
NOTES TO CONSOLIDATED AND CONDENSED BALANCE SHEETS
(Dollars in thousands)

June 30, 2009
	Total
	Volume		Remaining Terms
Transaction Type	Per Month	Pricing Terms	of Contracts	Fair Value
Natural Gasoline Swap	2,000 BBL	Fixed price of $86.42 settled against Mt. Belvieu Non-TET natural gasoline average monthly postings.	July 2009 to December 2009	310

Natural Gasoline Swap	1,000 BBL	Fixed price of $94.14 settled against Mt. Belvieu Non-TET natural gasoline average monthly postings	January 2010 to December 2010	351

Total swaps designated as cash flow hedges				$1,497

Total net fair value of commodity derivatives				$1,579

     The Company’s credit exposure related to commodity cash flow hedges is represented by the fair value of contracts to the Company at June 30, 2009. These outstanding contracts expose the Company to credit loss in the event of nonperformance by the counterparties to the agreements. The Company has incurred no losses associated with counterparty nonperformance on derivative contracts.
     On all transactions where the Company is exposed to counterparty risk, the Company analyzes the counterparty’s financial condition prior to entering into an agreement, and has established a maximum credit limit threshold pursuant to its hedging policy, and monitors the appropriateness of these limits on an ongoing basis. The Company has agreements with three counterparties containing collateral provisions. Based on those current agreements, cash deposits are required to be posted whenever the net fair value of derivatives associated with the individual counterparty exceed a specific threshold. If this threshold is exceeded, cash is posted by the Company if the value of derivatives is a liability to the Company. As of June 30, 2009 the Company has no cash collateral deposits posted with counterparties.
     The Company is exposed to the impact of market fluctuations in the prices of natural gas, NGLs and condensate as a result of gathering, processing and sales activities. The Company’s gathering and processing revenues are earned under various contractual arrangements with gas producers. Gathering revenues are generated through a combination of fixed-fee and index-related arrangements. Processing revenues are generated primarily through contracts which provide for processing on percent-of-liquids (“POL”) and percent-of-proceeds (“POP”) basis. The Company has entered into hedging transactions through 2010 to protect a portion of its commodity exposure from these contracts. These hedging arrangements are in the form of swaps for crude oil, natural gas, and natural gasoline.
     Based on estimated volumes, as of June 30, 2009, the Company had hedged approximately 56% and 27% of its commodity risk by volume for 2009 and 2010, respectively. The Company anticipates entering into additional commodity derivatives on an ongoing basis to manage its risks associated with these market fluctuations, and will consider using various commodity derivatives, including forward contracts, swaps, collars, futures and options, although there is no assurance that the Company will be able to do so or that the terms thereof will be similar to the Company’s existing hedging arrangements.
     The Company’s principal customers with respect to Prism Gas’ natural gas gathering and processing are large, natural gas marketing services, oil and gas producers and industrial end-users. In addition, substantially all of the Company’s natural gas and NGL sales are made at market-based prices. The Company’s standard gas and NGL sales contracts contain adequate assurance provisions which allows for the suspension of deliveries, cancellation of agreements or discontinuance of deliveries to the buyer unless the buyer provides security for payment in a form satisfactory to the Company.

MARTIN MIDSTREAM GP LLC
NOTES TO CONSOLIDATED AND CONDENSED BALANCE SHEETS
(Dollars in thousands)
(14) COMMITMENTS AND CONTINGENCIES
     As a result of a routine inspection by the U.S. Coast Guard of the Company’s tug Martin Explorer at the Freeport Sulfur Dock Terminal in Tampa, Florida, the Company has been informed that an investigation has been commenced concerning a possible violation of the Act to Prevent Pollution from Ships, 33 USC 1901, et. seq., and the MARPOL Protocol 73/78. In connection with this matter, two employees or Martin Resource Management who provide services to the Company were served with grand jury subpoenas during the fourth quarter of 2007. In addition, in April of 2009, an additional grand jury subpoena was issued pertaining to the provision of certain documents relating to the Martin Explorer and its crew. The Company is cooperating with the investigation and, as of the date of this report, no formal charges, fines and/or penalties have been asserted against the Company.
     In addition to the foregoing, from time to time, the Company is subject to various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company.
     On May 2, 2008, the Company received a copy of a petition filed in the District Court of Gregg County, Texas (the “Court”) by Scott D. Martin (the “Plaintiff”) against Ruben S. Martin, III (the “Defendant”) with respect to certain matters relating to Martin Resource Management. The Plaintiff and the Defendant are executive officers of Martin Resource Management and the general partner of the Company, the Defendant is a director of both Martin Resource Management and the general partner of the Company, and the Plaintiff is a director of Martin Resource Management. The lawsuit alleged that the Defendant breached a settlement agreement with the Plaintiff concerning certain Martin Resource Management matters and that the Defendant breached fiduciary duties allegedly owed to the Plaintiff in connection with their respective ownership and other positions with Martin Resource Management. Prior to the trial of this lawsuit, the Plaintiff dropped his claims against the Defendant relating to the breach of fiduciary duty allegations. The Company is not a party to the lawsuit and the lawsuit does not assert any claims (i) against the Company, (ii) concerning the Company’s governance or operations or (iii) against the Defendant with respect to his service as an officer or director of the general partner of the Company.
     In May 2009, the lawsuit went to trial and on June 18, 2009, the Court entered a judgment (the “Judgment”) with respect to the lawsuit as further described below. In connection with the Judgment, the Defendant has advised the Company that he has filed a motion for new trial, a motion for judgment notwithstanding the verdict and a notice of appeal. In addition, on June 22, 2009, the Plaintiff filed a notice of appeal with the Court indicating his intent to appeal the Judgment. The Defendant has further advised the Company that on June 30, 2009 he posted a cash deposit in lieu of a bond and as a result of such deposit the enforcement of any of the provisions in the Judgment is stayed until the matter is resolved on appeal. Accordingly, during the pendancy of the appeal process, no change in the makeup of the Martin Resource Management Board of Directors is expected.
     The Judgment awarded the Plaintiff monetary damages in the approximate amount of $3.2 million, attorney’s fees of approximately $1.6 million and interest. In addition, the Judgment grants specific performance and provides that the Defendant is to (i) transfer one share of his Martin Resource Management common stock to the Plaintiff, (ii) take such actions, including the voting of any Martin Resource Management shares which the Defendant owns, controls or otherwise has the power to vote, as are necessary to change the composition of the Board of Directors of Martin Resource Management from a five-person board, currently consisting of the Defendant and the Plaintiff as well as Wes Skelton, Don Neumeyer, and Bob Bondurant (executive officers of Martin Resource Management and the Company), to a four-person board to consist of the Defendant and his designee and the Plaintiff and his designee, and (iii) take such actions as are necessary to change the trustees of the Martin Resource Management Employee Stock Ownership Trust (the “MRMC ESOP Trust”), currently consisting of the Defendant, the Plaintiff and Wes Skelton, to just the Defendant and the Plaintiff. The Judgment is directed solely at the Defendant and is not binding on any other officer, director or shareholder of Martin Resource Management or any trustee of a trust owning Martin Resource Management shares. The Judgment with respect to (ii) above will terminate on February 17, 2010, and with respect to (iii) above on the 30th day after the election by the Martin Resource Management shareholders of the first successor Martin Resource Management board after February 17, 2010.
     On September 5, 2008, the Plaintiff and one of his affiliated partnerships (the “SDM Plaintiffs”), on behalf of themselves and derivatively on behalf of Martin Resource Management, filed suit in a Harris County, Texas district court against Martin Resource Management, the Defendant, Robert Bondurant, Donald R. Neumeyer and Wesley Skelton, in their capacities as directors of Martin Resource Management (the “MRMC Director Defendants”), as well as 35 other officers and employees of Martin Resource Management (the “Other MRMC

MARTIN MIDSTREAM GP LLC
NOTES TO CONSOLIDATED AND CONDENSED BALANCE SHEETS
(Dollars in thousands)
Defendants”). In addition to their respective positions with Martin Resource Management, Robert Bondurant, Donald Neumeyer and Wesley Skelton are officers of the general partner of the Company. The Company is not a party to this lawsuit, and it does not assert any claims (i) against the Company, (ii) concerning the Company’s governance or operations or (iii) against the MRMC Director Defendants or Other MRMC Defendants with respect to their service to the Company.
     The SDM Plaintiffs allege, among other things, that the MRMC Director Defendants have breached their fiduciary duties owed to Martin Resource Management and the SDM Plaintiffs, entrenched their control of Martin Resource Management and diluted the ownership position of the SDM Plaintiffs and certain other minority shareholders in Martin Resource Management, and engaged in acts of unjust enrichment, excessive compensation, waste, fraud and conspiracy with respect to Martin Resource Management. The SDM Plaintiffs seek, among other things, to rescind the June 2008 issuance by Martin Resource Management of shares of its common stock under its 2007 Long-Term Incentive Plan to the Other MRMC Defendants, remove the MRMC Director Defendants as officers and directors of Martin Resource Management, prohibit the Defendant, Wesley Skelton and Robert Bondurant from serving as trustees of the MRMC Employee Stock Ownership Plan, and place all of the Martin Resource Management common shares owned or controlled by the Defendant in a constructive trust that prohibits him from voting those shares. The SDM Plaintiffs have amended their Petition to eliminate their claims regarding rescission of the issue by Martin Resource Management of shares of its common stock to the MRMC Employee Stock Ownership Plan. The Court abated this lawsuit on July 13, 2009 until a mandamus pending before the Texas Supreme Court dealing with matters at issue in the lawsuit is resolved.
     The lawsuits described above are in addition to (i) a separate lawsuit filed in July 2008 in a Gregg County, Texas district court by the daughters of the Defendant against the Plaintiff, both individually and in his capacity as trustee of the Ruben S. Martin, III Dynasty Trust, which suit alleges, among other things, that the Plaintiff has engaged in self-dealing in his capacity as a trustee under the trust, which holds shares of Martin Resource Management common stock, and has breached his fiduciary duties owed to the plaintiffs, and who are beneficiaries of such trust, and (ii) a separate lawsuit filed in October 2008 in the United States District Court for the Eastern District of Texas by Angela Jones Alexander against the Defendant and Karen Yost in their capacities as a former trustee and a trustee, respectively, of the R.S. Martin Jr. Children Trust No. One (f/b/o Angela Santi Jones), which holds shares of Martin Resource Management common stock, which suit alleges, among other things that the Defendant and Karen Yost breached the fiduciary duties owed to the plaintiff, who is the beneficiary of such trust, and seeks to remove Karen Yost as the trustee of such trust. With respect to the lawsuit described in (i) above, it should be noted that the Plaintiff has resigned as a trustee of the Ruben S. Martin, III Dynasty Trust. With respect to the lawsuit described in (ii) above, Angela Jones Alexander has amended her claims to include her grandmother, Margaret Martin, as a party.
     On September 24, 2008, Martin Resource Management removed Plaintiff as a director of the general partner of the Company. Such action was taken as a result of the collective effect of Plaintiff’s then recent activities, which the Board of Directors of Martin Resource Management determined were detrimental to both Martin Resource Management and the Company. The Plaintiff does not serve on any committees of the board of directors of the general partner of the Company. The position on the board of directors of the general partner of the Company vacated by the Plaintiff may be filled in accordance with the existing procedures for replacement of a departing director utilizing the Nominations Committee of the board of directors of the general partner of the Company. This position on the board of directors has not been filled as of August 5, 2009.